Exhibit 99.3

CONSENT OF WILLIAM M. DIEFENDERFER III

August 2, 2004

     I consent to the use of my name as a Trustee Nominee in the section “Management” in the Registration Statement to be filed by U-Store-It Trust on Form S-11 and all amendments and post-effective amendments or supplements thereto, including the Prospectus contained therein.

/s/ William M. Diefenderfer III William M. Diefenderfer III